Exhibit 5.1

CLIFFORD CHANCE US LLP TWO MANHATTAN WEST 375 9TH AVENUE NEW YORK, NY 10001 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

July 23, 2024

HA Sustainable Infrastructure Capital, Inc.

One Park Place

Suite 200

Annapolis, Maryland 21401

Re: Registration Statements on Form S-3 of HA Sustainable Infrastructure Capital, Inc.

We have acted as counsel to HA Sustainable Infrastructure Capital, Inc. (the “Company”) in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 (File Nos. 333-265594, 33-275969 and 333-269145) (the “Registration Statements”) relating to (i) the sale from time to time by certain selling stockholders of shares (the “2025 Notes Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable from time to time upon exchange of up to $200 million aggregate principal amount of 0.00% Green Exchangeable Senior Notes due 2025 (the “2025 Notes”) that were issued on April 13, 2022 (the “2025 Notes Exchange”) by HAT Holdings I LLC, a Maryland limited liability company (“HAT I”), and HAT Holdings II LLC, a Maryland limited liability company (“HAT II”, and together with HAT I, the “Issuers”); (ii) the sale from time to time by certain selling stockholders of shares (the “2028 Notes Shares”, and collectively with the 2025 Notes Shares, the “Notes Shares”) of Common Stock of the Company issuable from time to time upon exchange of up to $402.5 million aggregate principal amount of 3.750% Green Exchangeable Senior Unsecured Notes due 2028 (the “2028 Notes”) that were issued on August 11, 2023 (the “2028 Notes Exchange”, and together with the 2025 Notes Exchange, the “Notes Exchange”) by the Issuers; and (iii) the issuance of 5,000,000 shares (the “DRIP Shares”, and collectively with the Notes Shares, the “Shares”) of Common Stock of the Company from time to time pursuant to the Company’s 2023 Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) following the issuance of the 2025 Notes Shares upon exchange of the 2025 Notes in accordance with the terms of the 2025 Notes and the 2025 Indenture, the 2025 Notes Shares will be validly issued, fully paid, and nonassessable, (ii) following the issuance of the 2028 Notes Shares upon exchange of the 2028 Notes in accordance with the terms of the 2028 Notes and the 2028 Indenture, the 2028 Notes Shares will be validly issued, fully paid, and nonassessable and (iii) the DRIP Shares have been duly and validly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with the Plan and the resolutions of the Company’s Board of Directors authorizing the adoption of the Plan and the registration of the offer and sale of the DRIP Shares, the DRIP Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based as to matters of law solely on the applicable provisions of the Delaware General Corporation Law, as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction. In addition, we have assumed that the resolutions of the Company’s board of directors authorizing the Company to sell, issue and deliver the Shares pursuant to the Notes Exchanges or the Plan, as the case may be, will be in full force and effect at all times at which such Shares are sold, issued and delivered, as the case may be, by the Company, and that the Company will take no action inconsistent with such resolutions.

CLIFFORD CHANCE US LLP

This letter has been prepared for your use in connection with the Registration Statements and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statements. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Clifford Chance US LLP